                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                     E. I. DU PONT DE NEMOURS AND COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                     E. I. DU PONT DE NEMOURS AND COMPANY
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


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     (4) Date Filed:

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Notes:

[LOGO OF DU PONT]

Annual Meeting - April 25, 2001

March 21, 2001

Dear Stockholder:

You are invited to attend the Company's 2001 Annual Meeting on Wednesday, April 25, 2001, at 10:30 a.m. in The Playhouse Theatre, DuPont Building, Wilmington, Delaware.

The enclosed Notice of Annual Meeting and Proxy Statement describe the various matters to be acted upon during the meeting. In addition, there will be a report on the state of the Company's business and an opportunity for you to express your views on subjects related to the Company's operations.

To make it easier for you to vote your shares, you have the choice of voting over the Internet, by telephone, or by completing and returning the enclosed proxy card. The proxy card describes your voting options in more detail. In any case, you may request a ticket for the meeting. If you need special assistance because of a disability, please contact the DuPont Stockholder Relations Office at 302-774-0195.

The Annual Meeting gives us an opportunity to review the steps the Company is taking to achieve our sustainable growth mission, as well as our progress to date. We appreciate your ownership of DuPont, and I hope you will be able to join us on April 25.

Sincerely,


/s/ C. O. Holliday

C. O. Holliday, Jr.

                             [LOGO OF RECYCLED PAPER] Printed On Recycled Paper

                                                                  March 21, 2001

To the Holders of Common Stock of
 E. I. du Pont de Nemours and Company

                            NOTICE OF ANNUAL MEETING

The Annual Meeting of Stockholders of E. I. DU PONT DE NEMOURS AND COMPANY will be held on Wednesday, April 25, 2001, at 10:30 a.m. local time, in The Playhouse Theatre in the DuPont Building, 1007 Market Street, Wilmington, Delaware. The meeting will be held to consider and act upon the election of directors, the ratification of independent accountants, stockholder proposals described in the Proxy Statement and such other business as may properly come before the meeting.

Holders of record of DuPont Common Stock at the close of business on March 7, 2001, are entitled to vote at the meeting.

This notice and the accompanying proxy materials are sent to you by order of the Board of Directors.


                                                      /s/ Louise B. Lancaster

                                                          Louise B. Lancaster
                                                            Secretary


           YOUR VOTE IS IMPORTANT.  THERE ARE THREE WAYS TO VOTE:

               .  By Internet, or

               .  By telephone, or

               . Sign, date and return your proxy card in the enclosed envelope as soon as possible.


You may access your proxy materials electronically next year by visiting our Internet web site at www.econsent.com/dd/.

            2001 ANNUAL MEETING OF STOCKHOLDERS

                          Proxy Statement

                General Information                        1

                Governance of the Company                  3

                  Board of Directors                       3
                  Office of the Chief Executive            3
                  Committees of the Board                  4
                  Committee Membership                     5
                  Audit Committee Report                   5
                  Directors' Compensation                  6
                  Directors' Retirement Policy             7

                Election of Directors                      8

                  Nominee Biographies                      8

                Other Information                         11

                  Ownership of Company Stock              11
                  Compensation Committee Report
                   on Executive Compensation              13
                  Summary Compensation Table              17
                  Stock Option Grants                     18
                  Option Exercises/Year-End Values        19
                  Stock Performance                       20
                  Retirement Benefits                     21

                Ratification of Independent Accountants   22

                Stockholder Proposal on

                  Political Nonpartisanship               23
                  Employment Matters                      24
                  Plant Closure                           26
                  International Workplace Standards       28

                Audit Committee Charter                  A-1

                                Proxy Statement

The enclosed proxy material is being sent at the request of the Board of Directors of E. I. du Pont de Nemours and Company to encourage you to vote your shares at the Annual Meeting of Stockholders to be held April 25, 2001. This Proxy Statement contains information on matters that will be presented at the meeting and is provided to assist you in voting your shares.

The Company's Annual Report to Stockholders, containing financial statements reflecting the financial position and operating results of the Company for 2000, and this Proxy Statement were distributed together beginning March 21, 2001.
                              General Information
Who May Vote

All holders of record of DuPont Common Stock as of the close of business on March 7, 2001 (the record date) are entitled to vote at the meeting. Each share of stock is entitled to one vote. As of the record date, 1,042,698,606 shares of DuPont Common Stock were outstanding. A majority of the outstanding shares voted in person or by proxy is required for the approval of each of the proposals described in this Proxy Statement. Abstentions and broker non-votes are counted as present but not counted in the vote.

How to Vote

Even if you plan to attend the meeting you are encouraged to vote by proxy. You may vote by proxy in one of the following ways:

 . By Internet at the address listed on the proxy card.

 . By telephone using the toll-free number listed on the proxy card.

 . By returning the enclosed proxy card (signed and dated) in the envelope provided.

When you vote by proxy, your shares will be voted according to your instructions. If you sign your proxy card but don't specify how you want your shares to be voted, they will be voted as the Board of Directors recommends. You can change or revoke your proxy by Internet, telephone, or mail at any time before the polls close at the Annual Meeting.

Shares Held in Savings and Investment Plans

If you participate in the DuPont Flooring Systems, Inc. 401(k) Plan, the DuPont Savings and Investment Plan, the DuPont Specialty Grains Savings Plan, the Pioneer Hi-Bred International, Inc. 401(k) Savings Plan, the Protein Technologies International, Inc. Savings Investment Plan, the Qualicon Retirement and Savings Plan or the Sentinel Thrift Plan, your proxy voting instruction card will include the shares you hold in these plans. The plan trustees will vote according to the instructions received on your proxy. If proxies for shares in these plans are not received by Internet, telephone or mail, those shares will be voted at the discretion of the trustees.

Proxy Statement Proposals

At each annual meeting stockholders will be asked to elect directors to serve on the Board of Directors and to approve the appointment of our independent accountants for the year. Other proposals may be submitted by the Board of Directors or stockholders to be included in the proxy statement. To be considered for inclusion in the 2002 Annual Meeting Proxy Statement, stockholder proposals must be received by the Company no later than November 16, 2001.

Stockholder Nominations for Election of Directors

The Corporate Governance Committee recommends nominees to the Board of Directors for election as directors at the annual meeting. The committee will consider nominations submitted by stockholders of record and received by the Secretary of the Company by the first Monday in December. Nominations must include a statement by the nominee indicating a willingness to serve if elected and disclosing principal occupations or employment for the past five years.

Proxy Committee

The Proxy Committee is composed of directors of the Company who vote as instructed the shares of DuPont Common Stock for which they receive proxies. Proxies also confer upon the Proxy Committee discretionary authority to vote the shares on any matter which was not known to the Board of Directors a reasonable time before solicitation of proxies, but which is properly presented for action at the meeting.

Solicitation of Proxies

The Company will pay all costs relating to the solicitation of proxies. Corporate Investor Communications, Inc. has been retained to assist in soliciting proxies at an estimated cost of $10,000 plus reasonable expenses. Proxies may be solicited by officers, directors and employees of the Company personally, by mail, or by telephone or other electronic means. We will also reimburse brokers, custodians, nominees, and fiduciaries for reasonable expenses in forwarding proxy materials to beneficial owners of DuPont stock.

Secrecy in Voting

As a matter of policy, proxies, ballots and voting tabulations that identify individual stockholders are held confidential by the Company. Such documents are available for examination only by the independent tabulation agents, the independent inspectors of election and certain employees associated with tabulation of the vote. The identity of the vote of any stockholder is not disclosed except as may be necessary to meet legal requirements.

                           Governance of the Company


                               Board of Directors

The Board of Directors is responsible for broad corporate policy and the overall performance of the Company. Members of the Board are kept informed of the Company's business by various documents sent to them before each meeting and oral reports made to them during these meetings by the Chairman and Chief Executive Officer and other corporate executives. They are advised of actions taken by the Audit, Compensation, Corporate Governance, Environmental Policy and Strategic Direction Committees and the Office of the Chief Executive. In addition, the directors receive written reports from the businesses when they propose actions for Board approval. Directors have access to all books, records and reports, and members of management are available at all times to answer their questions.

In 2000, six meetings of the Board were held. Each director attended at least 75% of the aggregate number of meetings of the Board and the committees of the Board. Attendance at these meetings averaged 94% among all directors in 2000. Directors fulfill their responsibilities not only by attending Board and committee meetings but also through communication with the Chairman and Chief Executive Officer and other members of management relative to matters of mutual interest and concern to the Company.

                         Office of the Chief Executive

The Office of the Chief Executive has responsibility for the overall direction and operations of all the businesses of the Company, including corporate financial performance, environmental leadership and safety, and development of global talent. All five members are employees and one is a director. Its members include the Chairman and Chief Executive Officer, the Executive Vice President and Chief Operating Officer, and three Senior Vice Presidents.

 Committees of The Board
--------------------------------------------------------------------------------

 Audit Committee    Responsibilities:
                    . Employs independent accountants, subject to stockholder
                      approval, to audit the Company's financial statements.
                    . Provides oversight on the external reporting process and the adequacy of the Company's internal controls.
                    . Reviews the scope of the audit activities of the
                      independent accountants and the Company's internal auditors.
                    . Reviews services provided by independent accountants and other disclosed relationships as they bear on the independence of the independent accountants.

                    No member of the Audit Committee may be an officer or employee of the Company or any subsidiary.

                    See the Audit Committee Report on page 5 and the Audit Committee Charter at Appendix "A".

 Compensation       Responsibilities:
 Committee          . Establishes executive compensation policy consistent
                      with corporate objectives and stockholder interests.
                    . Recommends to the Board compensation for the Chief
                      Executive Officer.
                    . Administers grants under the Company's compensation
                      plans.

                    No member of the Compensation Committee may be an officer or employee of the Company or any subsidiary.

                    See the Compensation Committee Report on page 13.

 Corporate          Responsibilities:
 Governance         . Recommends to the Board nominees for election to the
 Committee            Board of Directors.
                    . Reviews practices, policies and procedures affecting
                      directors and the Board's operation and effectiveness.

                    No member of the Corporate Governance Committee may be an officer or employee of the Company or any subsidiary.

 Environmental      Responsibilities:
 Policy Committee   . Reviews the Company's environmental policies and
                      practices.
                    . Provides support for the Company's sustainable growth
                      mission.

 Strategic          Responsibilities:
 Direction          . Reviews the strategic direction of the Company's major
 Committee            business segments.
                    . Reviews significant trends in technology and their
                      anticipated impact on the Company.

Committee Membership
The following chart shows the current committee membership and the number of meetings that each Committee held in 2000.

-------------------------------------------------------------------------------------
                                                   Corporate  Environmental Strategic
                              Audit   Compensation Governance    Policy     Direction
  Director                  Committee  Committee   Committee    Committee   Committee
-------------------------------------------------------------------------------------
  Alain J. P. Belda                         X                                    X

  Curtis J. Crawford             X                      C

-------------------------------------------------------------------------------------
  Louisa C. Duemling                                                 X

  Edward B. du Pont                                     X

-------------------------------------------------------------------------------------
  Charles O. Holliday, Jr.                                                       C

  Deborah C. Hopkins             X

-------------------------------------------------------------------------------------
  Lois D. Juliber                           C                                    X

  Goran Lindahl                                                      X           X
-------------------------------------------------------------------------------------

  Masahisa Naitoh                X

  William K. Reilly                                     X            C

-------------------------------------------------------------------------------------
  H. Rodney Sharp, III           X          X

  Charles M. Vest                C

-------------------------------------------------------------------------------------
  Sanford I. Weill                                                               X
-------------------------------------------------------------------------------------
  Number of Meetings
   in 2000                       3          4           4            2           2
-------------------------------------------------------------------------------------

    C = Chairperson

                             Audit Committee Report

The Audit Committee of the Board of Directors (the "Committee") assists the Board in fulfilling its oversight responsibilities with respect to the external reporting process and the adequacy of the Company's internal controls. Specific responsibilities of the Committee are set forth in the Audit Committee Charter adopted by the Board. The charter is attached to this proxy statement as Appendix "A".

The Committee is comprised of five directors, all of whom meet the standards of independence adopted by the New York Stock Exchange. The Committee recommends to the Board, subject to stockholder ratification, the appointment of the Company's independent accountants.

Management is responsible for the Company's financial statements and reporting process, including the system of internal controls. PricewaterhouseCoopers LLP
(PwC), the Company's independent accountants, has responsibility for performing an independent audit of and expressing an opinion on the consolidated financial statements of the Company. The Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2000 with management and with representatives of PwC.

The Committee has also discussed with PwC matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended. The Committee has received from PwC the written disclosures required by Independence Standards Board Standard No.1 (Independence Discussions with Audit Committees) and has discussed with PwC its independence. The Committee has satisfied itself as to the independence of PwC.

Based on the Committee's review of the audited financial statements of the Company, and on the Committee's discussions with management of the Company and with PwC, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

      AUDIT COMMITTEE

      Charles M. Vest, Chair
      Curtis J. Crawford
      Deborah C. Hopkins
      Masahisa Naitoh
      H. Rodney Sharp, III

                            Directors' Compensation

Directors who are employees of the Company receive no additional compensation for their service on the Board or committees. Each director who is not an employee of the Company is paid as follows:

Annual Retainer                           $35,000
Committee Chairs                          $15,000
Members of Strategic Direction Committee  $ 9,000
Members of Other Committees               $ 6,000

Each director who is not an employee also receives an annual grant of 700 shares of DuPont Common Stock.

Under the DuPont Stock Accumulation and Deferred Compensation Plan for Directors, a director may defer all or part of the Board and committee fees in cash or stock units until a specified year, until retirement as a director or until death. Annual stock grants may also be deferred but only as stock units. Interest accrues on deferred cash payments and dividend equivalents accrue on deferred stock units. Nine directors elected to defer payment of directors' fees or the annual stock grant for 2001.

The Company's retirement income plan for nonemployee directors was discontinued in 1998. Nonemployee directors who began their service on the Board before the plan's elimination will continue to be eligible to receive benefits under the plan provided they have served as a director for at least five years. Annual benefits payable under the plan equal one-half of the annual Board retainer (exclusive of any committee compensation and annual stock grants) in effect at the director's retirement. Benefits are payable for the lesser of life or ten years.

The Directors' Charitable Gift Plan was established to improve the competitiveness of Board compensation. After the death of a director, the Company will donate five consecutive annual installments up to $200,000 each to tax-exempt educational institutions or charitable organizations recommended by the director and approved by the Company. A director is fully vested in the Plan after five years of service as a director or upon death or disability. The Plan is unfunded. The Company may fund the Plan through the purchase of life insurance policies on directors. The Company would own and be the sole beneficiary of such policies. The directors do not receive any personal financial or tax benefit from this program because any charitable, tax deductible donations and insurance proceeds accrue solely to the benefit of the Company. Employee directors may participate in the Plan if they pay their allocable cost. The Company also maintains $300,000 accidental death, dismemberment and disability insurance on nonemployee directors.

Directors' Retirement Policy

The Company's retirement policy for directors provides that no director may stand for reelection to the Board after reaching age 70. All employee directors retire from the Board when they retire from employment with the Company with the exception of former Chief Executive Officers. The Board at its discretion may in unusual circumstances, and for a limited period, ask a Board member to stand for reelection after the prescribed retirement date.

                           1 - ELECTION OF DIRECTORS

The 12 nominees for election as directors are identified on pages 8 through 11. All nominees are now members of the Board of Directors. The Board knows of no reason why any nominee would be unable to serve as a director. If any nominee should for any reason become unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board of Directors may designate following recommendation by the Corporate Governance Committee, or the Board may reduce the number of directors to eliminate the vacancy.

The following material contains information concerning the nominees, including their recent employment, other directorships, and age as of the 2001 Annual Meeting.


               ALAIN J. P. BELDA, 57                        Director since 2000

               Chairman and Chief Executive Officer of Alcoa Inc., the world's largest producer of primary aluminum, fabricated aluminum and alumina. He formerly served as president and chief executive officer, president and chief operating officer, vice chairman, and executive vice president. Mr. Belda is a director of Alcoa Inc., Citigroup Inc. and Ford Foundation.


[PHOTO]
               CURTIS J. CRAWFORD, 53                       Director since 1998

               Chairman, President and Chief Executive Officer of ZiLOG, Inc., a producer of application specific standard products in the semiconductor industry. From 1995 to January 1998, Mr. Crawford was group president, Microelectronics Group, Lucent Technologies Inc., and also served as president, Intellectual Property Division, from October 1997. From 1993 to 1995, he was president of AT&T Microelectronics, a business unit of AT&T Corporation. Mr. Crawford is chairman of the board of ON Semiconductor Company and a director of ITT Industries, Inc. and ZiLOG, Inc. He also serves as a trustee of DePaul University.
[PHOTO]

               LOUISA C. DUEMLING, 65                       Director since 1982

               Member of the board of governors of the Nature Conservancy.
[PHOTO]

               EDWARD B. du PONT, 67                        Director since 1978

               Former chairman of Atlantic Aviation Corporation, the principal business of which is the charter, completion, storage, operation and maintenance of aircraft. He serves as a director of Wilmington Trust Corporation, a trustee of Christiana Care Corporation and the University of Delaware, president and a trustee of Eleutherian Mills-Hagley Foundation, and a vice president and a trustee of Longwood Foundation, Inc.

[PHOTO]
               CHARLES O. HOLLIDAY, JR., 53                 Director since 1997

               Chairman and Chief Executive Officer of DuPont. He is a former president, executive vice president, president and chairman-DuPont Asia Pacific and senior vice president. He is a director of Analog Devices, Inc. and a member of The Business Council and The Business Roundtable. Mr. Holliday also serves on the Chancellor's Advisory Council for Enhancement at the University of Tennessee, is a trustee of the Winterthur Museum and Gardens and chairs the World Business Council on Sustainable Development.
[PHOTO]

               DEBORAH C. HOPKINS, 46                       Director since 2000

               Executive Vice President and Chief Financial Officer of Lucent
               Technologies Inc., a manufacturer of telecommunications
               equipment. She formerly served as senior vice president and chief financial officer of the Boeing Company, chairman of
               Boeing Capital Corp., vice president and chief financial
               officer for General Motors Europe and general auditor of
               General Motors Corporation. Ms. Hopkins is a member of the
[PHOTO]        board of Walsh College.

               LOIS D. JULIBER, 52                          Director since 1995

               Chief Operating Officer, Colgate-Palmolive Company, the principal business of which is the production and marketing of consumer products. She formerly served as executive vice president-Developed Markets, president, Colgate-Palmolive North America and chief technological officer of Colgate-Palmolive. Ms Juliber is a member of the board of trustees of Wellesley College and the Brookdale Foundation.

[PHOTO]
                GORAN LINDAHL, 55                           Director since 1999

                Under Secretary-General and Special Advisor to the United Nations Secretary-General and Chairman, Alliance for Global Sustainability. He formerly served as president and chief executive officer and executive vice president of ABB Ltd., a globalized techology and engineering company. Mr. Lindahl is a director of LM Ericsson AB and World Childhood Foundation.

[PHOTO]


                MASAHISA NAITOH, 63                         Director since 2000

                Executive Vice Chairman of ITOCHU Corporation, an international trading company headquartered in Tokyo, Japan. He formerly served as executive vice president, senior managing director and advisor of ITOCHU. Prior to joining ITOCHU, Mr. Naitoh served in a number of senior policy positions in the Japanese government's Ministry of International Trade and Industry. Mr. Naitoh is a director of Molex Incorporated and a member of the board of advisors of the Center for International Political Economy in New York.
[PHOTO]

                WILLIAM K. REILLY, 61                       Director since 1993

                President and Chief Executive Officer of Aqua International Partners, L.P., which finances water supply and wastewater treatment in developing countries. He formerly served as administrator of the United States Environmental Protection Agency, the Payne visiting professor at the Institute for International Studies at Stanford University and president of World Wildlife Fund and The Conservation Foundation. Mr. Reilly is a director of Conoco Inc., Eden Springs, Evergreen Holdings, Inc., Ionics, and Royal Caribbean International. He also serves as a trustee of The American Academy in Rome, The National Geographic Society, and Presidio Trust and is chairman of the board of World Wildlife Fund.
[PHOTO]

                H. RODNEY SHARP, III, 65                    Director since 1981

                President of the Board of Trustees of Longwood Foundation, Inc., and a director of Wilmington Trust Corporation. He is a trustee of St. Augustine's College (Raleigh, North Carolina) and a trustee and director of Christiana Care Corporation. Mr. Sharp also serves as a director of Planned Parenthood of Delaware.
[PHOTO]



                CHARLES M. VEST, 59                         Director since 1993


                President of the Massachusetts Institute of Technology. He is a former provost and vice president of Academic Affairs and dean of Engineering of the University of Michigan. Mr. Vest is a director of International Business Machines Corporation, a fellow of the American Association for the Advancement of Science, and a member of the National Academy of Engineering and the President's Committee of Advisors on Science and Technology. He is vice chair of the Council on Competitiveness.
[PHOTO]

                           Ownership of Company Stock

The following table includes shares in DuPont beneficially owned by each director and nominee, by each executive officer named in the Summary Compensation Table on page 17 and by all directors and executive officers as a group as of December 31, 2000. Also included are shares of DuPont Common Stock granted in 2001 under the Variable Compensation Plan. Under rules of the Securities and Exchange Commission, "beneficial ownership" includes shares for which the individual, directly or indirectly, has or shares voting or investment power, whether or not the shares are held for the individual's benefit.

                                                  Amount and Nature of
                                                  Beneficial Ownership
                                         ---------------------------------------
                                                   (Number of Shares)
--------------------------------------------------------------------------------------------
                                                       Voting or
                                                       Investment    Right to    Percent of
 DuPont Common Stock                     Direct (/1/) Power (/2/)* Acquire (/3/) Class (/4/)
--------------------------------------------------------------------------------------------
 A. J. P. Belda                               1,670        --           --           --
--------------------------------------------------------------------------------------------
 C. J. Crawford                               2,570        --           --           --
--------------------------------------------------------------------------------------------
 L. C. Duemling                             139,353    1,004,770        --           --
--------------------------------------------------------------------------------------------
 E. B. du Pont                            1,467,582    7,745,014        --          0.9%
--------------------------------------------------------------------------------------------
 R. R. Goodmanson                            41,977        --           82,333       --
--------------------------------------------------------------------------------------------
 C. O. Holliday, Jr.                        141,259      285,300     1,070,320       --
--------------------------------------------------------------------------------------------
 D. C. Hopkins                                  700        --           --           --
--------------------------------------------------------------------------------------------
 L. D. Juliber                                8,568          600        --           --
--------------------------------------------------------------------------------------------
 G. Lindahl                                   2,701        --           --           --
--------------------------------------------------------------------------------------------
 J. A. Miller, Jr.                           41,897        --          322,300       --
--------------------------------------------------------------------------------------------
 S. J. Mobley                                28,368        --          328,133       --
--------------------------------------------------------------------------------------------
 M. Naitoh                                      700        --           --           --
--------------------------------------------------------------------------------------------
 G. M. Pfeiffer                              35,748      206,648       142,794       --
--------------------------------------------------------------------------------------------
 W. K. Reilly                                12,477        --           --           --
--------------------------------------------------------------------------------------------
 H. R. Sharp, III                           367,137    6,426,892        --          0.7%
--------------------------------------------------------------------------------------------
 C. M. Vest                                   8,017        --           --           --
--------------------------------------------------------------------------------------------
 S. I. Weill                                 32,190        --           --           --
--------------------------------------------------------------------------------------------
 Directors and Executive Officers
  as a Group                              2,345,944    10,142,274    1,981,651      1.4%
--------------------------------------------------------------------------------------------

(1) These shares are held individually or jointly with others, or in the name of a bank, broker or nominee for the individual's account. Also included are stock units credited under the Variable Compensation Plan, the Salary Deferral and Savings Restoration Plan and the DuPont Stock Accumulation and Deferred Compensation Plan for Directors, restricted stock units credited under the Stock Performance Plan and shares resulting from option exercises for which delivery is deferred.

(2) This column includes other shares over which directors and executive officers have or share voting or investment power, including shares directly owned by certain relatives with whom they are presumed to share voting and/or investment power.

(3) This column includes shares which directors and executive officers have a right to acquire through the exercise of stock options granted under DuPont's stock option plans.

(4) Unless otherwise indicated, beneficial ownership of any named individual does not exceed 0.5% of the outstanding shares of the class.

* Because they may be considered to share, directly or indirectly, voting and/or investment power, E. B. du Pont and G. M. Pfeiffer are each listed as beneficial owners of the same 206,648 shares and E. B. du Pont and
    H. R. Sharp, III are each listed as beneficial owners of the same 5,320,302 shares. These shares of DuPont Common Stock are reported only once in the total for directors and executive officers as a group.

Section 16(a) Beneficial Ownership Reporting Compliance
Directors and executive officers are required to file reports of ownership and changes in ownership of DuPont Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. During 2000, one report timely filed by S. J. Mobley, an executive officer, was amended to reflect an additional transaction.

                       Compensation Committee Report on
                            Executive Compensation

The Compensation Committee (the "Committee") is responsible for establishing executive compensation policies and programs for employees who participate in the Company's Variable Compensation Plan and Stock Performance Plan. The Committee recommends to the Board specific individual compensation actions for the Chairman and Chief Executive Officer (CEO).

The Company's executive compensation policy is to attract, reward and retain management who will achieve the business objectives of the Company, and to provide competitive total annual compensation based on positions of equivalent responsibility within a self-constructed group of peer companies.

When determining variable compensation the Committee evaluates the Company's corporate performance and annual compensation against the peer group, which are the same companies included in the peer group index used in the stock performance graph shown on page 20. The policy also provides for competitive long-term compensation opportunity when compared with other major industrial companies, including many of those shown in the peer group index.

Stock Ownership Guidelines

The Committee believes in management maintaining a significant equity position in the Company. Stock ownership guidelines are in place to better align executive officers and other senior managers with the interests of stockholders and to encourage a long-term focus in managing the Company. Stock ownership requirements vary from a minimum of five times base salary for the CEO to one and one-half times for Vice Presidents.

Components of Compensation

Compensation for executive officers consists of several components: salary, variable compensation, stock options and, under limited circumstances, restricted stock.

Salary

Consistent with the Company's policy, salaries are about the average of the peer group. Salary increases for executive officers are based on individual contribution and position relative to the average of the peer group. This is the same approach as used for other salaried employees.

Variable Compensation Plan

The Variable Compensation Plan (VCP) provides approximately 8,400 DuPont employees, including executive officers, with total annual compensation that varies up or down based on the performance of the Company, the performance of their business unit and their individual contribution. Typically, 25% of variable compensation is paid in DuPont Common Stock, and senior management employees have the choice of receiving up to 100% in stock.

As approved by stockholders, the VCP limits the annual maximum funding to 20% of consolidated net income after deducting 6% of net capital employed. Each year the Committee reviews operating results, excluding all one-time items, in determining the overall limit on variable compensation. This ensures that the amount available for variable compensation fluctuates in relation to the Company's operating results.

In determining VCP payments to participants for 2000, the Committee used a formula which consisted of equally weighted components of earnings per share
(EPS) versus the prior year and return on investors' capital (ROIC) versus the average of the peer group. The formula may be adjusted based on a qualitative assessment of corporate financial performance compared with the peer group.

Variable compensation differentiation by business unit is based on underlying after-tax operating income, cash flow from operations, revenue growth, and Six Sigma performance versus each unit's commitments for the year. In addition, payments may be differentiated by business unit based on a qualitative assessment of performance in such areas as workplace environment, treatment and development of people, strategic staffing, safety, and environmental stewardship.

The Committee approved average corporate grants that were 96% of 1999 levels. In arriving at the level of payments for 2000, the Committee considered that 2000 EPS (excluding one-time items) represented a six percent increase over 1999, average business unit performance was 106% of commitment, and ROIC was below the average of the peer group. Payments among businesses ranged from 58% to 151% of the average.

Variable compensation payments for 2000 were 41% of the maximum amount available under the VCP limit. Over the past ten years, the Committee has approved payments on average of 51% of the maximum available.

Stock Performance Plan

Stock options are granted to provide an incentive primarily for employees responsible for the growth and success of the Company. Stock option grants are also intended to encourage the ownership of DuPont stock and thereby further the identity of interests of optionees with those of the Company's stockholders.

About 1,900 employees, including executive officers, key leaders in all global regions and middle management, received grants in 2000.

The Committee has established stock option targets for each participating level of responsibility within the Company based on a survey conducted by Frederic W. Cook & Co., Inc. of 39 large industrial companies. The consulting firm's survey included seven of the peer group companies used for the total annual compensation and stock performance graph referenced above, as well as other publicly traded companies with multibillion dollar revenues. This broader group of companies, rather than the peer group, is used for determining long-term compensation because of the greater variability in value of long-term compensation plans. Corporate financial performance may be considered by the Committee in determining the number of stock options granted. Targets for DuPont are set to be near the median long-term incentive opportunity granted by the survey group.

Stock options are typically granted annually. Individual grants may range from 50% to 150% of the target for each level of responsibility to reflect employees' future potential and individual performance including achievement of critical operating tasks in such areas as organizational capacity and strategic positioning. In addition to annual grants, special stock option grants are made to employees to recognize advancement to key senior management positions and to recognize significant achievements. Typically, annual grants are made at market price on the date of grant and, after they become exercisable over a multiyear vesting period, have value only if the price of DuPont Common Stock has increased to a value greater than at the grant date.

A reload feature is available to facilitate stock ownership by management. Participants are eligible for reload options upon the exercise of previously granted stock options with the condition that shares received from the exercise are held for at least two years. Reloads are granted as nonqualified stock options at fair market value and have a term equal to the remaining term of the original option. Reload options do not increase the combined number of shares and options held by the executive prior to the exercise.

Restricted stock or stock units may also be granted under the Stock Performance Plan as a component of competitive long-term compensation. Grants are made very selectively to attract, retain or reward individuals in specific situations. Restricted stock is awarded to more closely align the interests of the recipient with the long-term success of the Company. Typically, restricted stock must be held for a minimum period of at least three years.

Compensation for the Chief
Executive Officer (CEO)

In 1990 the Committee changed the practice of tracking the total annual compensation of CEOs of the peer group to determine the compensation of DuPont's CEO. This was done to address concerns over the upward spiral of CEO compensation and the widening divergence in CEO compensation compared to the compensation of the average employee. To accomplish this, the position of DuPont's Senior Vice President was used as the benchmark tie to the peer group rather than the CEO. The compensation of DuPont's CEO has continued to be impacted by the practice of using the internal benchmark.

Mr. Holliday did not receive a salary increase in 1999. He received a $40,000 increase effective January 1, 2000, bringing his salary for the year to $1,040,000. This four percent increase was consistent with the salary adjustments granted to other senior managers. He received a stock option grant of 300,000 options, the target for his level.

Mr. Holliday's variable compensation grant for 2000 of $1,700,000 was 100% of the target for the CEO position. This grant was based on his strong leadership as reflected in the Company's business results. Meaningful underlying earnings per share growth of six percent was achieved in 2000 for the first time in five years while facing $1 billion of increased energy and raw materials costs. Mr. Holliday led the organization's successful effort to increase revenue by five percent. He championed the Company's major thrust to improve productivity through the use of Six Sigma and increase revenue through focus on knowledge intensity. Mr. Holliday's 2000 variable compensation grant was consistent with Company performance and with the grants awarded to other corporate employees.

                                   * * * * *

The federal tax laws impose requirements in order for compensation payable to the CEO and certain executive officers to be fully deductible. The Company has taken appropriate actions to preserve its income tax deduction.

The Compensation Committee believes the executive compensation programs and practices described above are competitive. They are designed to provide increased compensation with improved financial results and provide additional opportunity for capital accumulation, but only if shareholder value is increased.

      COMPENSATION COMMITTEE

      Lois D. Juliber, Chair
      Alain J. P. Belda
      H. Rodney Sharp, III

                   COMPENSATION AND STOCK OPTION INFORMATION

The following table shows information about the compensation of the Company's chief executive officer and four other highest paid executive officers. Two additional tables provide detailed information about these employees' stock options.

                           SUMMARY COMPENSATION TABLE

                                                                             Long-Term
                                          Annual Compensation              Compensation

                                               Variable      Other     Restricted   Shares       All
                                             Compensation    Annual      Stock    Underlying    Other
          Name and                             (Bonus)    Compensation   Awards    Options   Compensation
     Principal Position      Year   Salary      (/1/)                    (/2/)     Granted      (/3/)
---------------------------------------------------------------------------------------------------------
  C. O. Holliday, Jr.        2000 $1,040,000  $1,700,000       --          --       300,000    $30,900
  Chairman                   1999  1,000,000   1,800,000       --          --     1,012,529     30,000
  & Chief Executive Officer  1998    972,663   1,700,000       --      $1,085,410   230,000     28,360

  R. R. Goodmanson (/4/)     2000    601,670     840,000       --          --       147,000     18,337
  Executive Vice President   1999    366,680     550,000       --         988,666   150,000       --
  & Chief Operating Officer  1998     --          --           --          --         --          --

  G. M. Pfeiffer             2000    411,600     475,000       --         389,524    56,000     12,258
  Senior Vice President      1999    370,400     443,000       --          --        34,800     10,911
  & Chief Financial Officer  1998    302,400     300,000       --          74,287    37,115      9,036

  S. J. Mobley               2000    432,000     425,000       --          --        48,400     12,915
  Senior Vice President,     1999    389,100     358,000       --          --        41,700     11,562
  Chief Administrative       1998    371,200     328,000       --          --        35,600     11,103
  Officer & General Counsel

  J. A. Miller, Jr. (/5/)    2000    400,200     310,000       --          --        33,900     11,961
  Senior Vice President      1999    382,600     315,000       --          --        39,600     10,908
  & Chief Science and        1998    351,000     291,000       --          --        33,500      5,236
  Technology Officer

(1) On average, about 25% of variable compensation is paid in DuPont Common
    Stock.

(2) For 2000 grant, reflects value as of December 31, 2000, at closing price of $48.3125 of restricted stock awarded under DuPont Stock Performance Plan with a vesting period of three years. G. M. Pfeiffer received 8,000 restricted stock units in September 2000 at a grant price of $47 per share. At December 31, 2000, the following executive officers held restricted stock in the following aggregate numbers and values based on $48.3125 closing price per share: C. O. Holliday, Jr., 21,555 shares, $1,041,382; R. R. Goodmanson, 15,632 shares, $755,241;
    and G. M. Pfeiffer, 9,538 shares, $460,835. Dividends on restricted stock are credited to grantees as additional units of restricted stock.

(3) The Company's matching contributions made pursuant to the Company's savings plans, including the following amounts credited under the related savings restoration plan in 2000: $26,050 for C. O. Holliday, Jr.; $13,237 for R. R. Goodmanson; $7,408 for G. M. Pfeiffer; $8,065 for
    S. J. Mobley; and $7,111 for J. A. Miller, Jr.

(4) R. R. Goodmanson joined the Company effective May 1, 1999.

(5) J. A. Miller, Jr. ceased being an executive officer of the Company effective February 15, 2001 in connection with his announced retirement.

                              OPTION GRANTS TABLE

                                                                       Potential Realizable Value at
                                                                          Assumed Annual Rates of
                                                                          Stock Price Appreciation
                            Individual Option Grants in 2000 (/1/)          For Option Term(/3/)

--------------------------------------------------------------------------------------------------------
                                      Percent
                           Number of    of
                             Shares    Total
                           Underlying Options
                            Options   Granted  Exercise  Expiration
  Name                      Granted   in 2000 Price(/2/)    Date    0%        5%              10%
--------------------------------------------------------------------------------------------------------
  C. O. Holliday, Jr.       300,000     2.06%   $61.00     2/1/10     0     $11,505,000      $29,175,000

  R. R. Goodmanson           97,000      .66     61.00     2/1/10     0       3,719,950        9,433,250
                             50,000      .34     53.00    3/15/10     0       2,317,500        5,262,500

  G. M. Pfeiffer             56,000      .38     61.00     2/1/10     0       2,147,600        5,446,000

  S. J. Mobley               48,400      .33     61.00     2/1/10     0       1,856,140        4,706,900

  J. A. Miller, Jr.
   (/4/)                     33,900      .23     61.00     2/1/10     0       1,300,065        3,296,775
--------------------------------------------------------------------------------------------------------
  All Stockholders' Gains  Increase in market value of DuPont
                           Common Stock at assumed rates of stock
                           price appreciation(/5/)                      $41,603,637,240 $105,500,748,933

  All Optionees' Gains     As a percent of all stockholders'                      1.34%            1.34%
                           gains(/6/)

--------------------------------------------------------------------------------

(1) Stock options are exercisable beginning one to three years from date of grant and have a term of ten years. The closing price of DuPont Common Stock on the NYSE-Composite Transactions Tape must be at least 120% of the option price for five consecutive trading days for the options to be exercisable.

(2) The exercise price is the average of the high and low prices of DuPont Common Stock as reported on the NYSE-Composite Transactions Tape on the date of grant.

(3) Represents total appreciation over the exercise price at the assumed annual appreciation rates of 0%, 5% and 10% compounded annually for the term of the option.

(4) J. A. Miller, Jr. ceased being an executive officer of the Company effective February 15, 2001 in connection with his announced retirement.

(5) Calculated from the $61.00 exercise price applicable to options granted in connection with the normal annual grant under the Stock Performance Plan in 2000 based on the 1,084,840,606 shares outstanding on the February 2, 2000 grant date for those options.

(6) Represents potential realizable value for all options granted under the Stock Performance Plan in 2000 as compared to the increase in market value of DuPont Common Stock at assumed rates of stock price appreciation. Potential realizable value for all options granted in 2000 is calculated from the $61.00 exercise price applicable to options granted in connection with the normal annual grant under the Plan.

                       AGGREGATED 2000 OPTION EXERCISES/
                       YEAR-END 2000 OPTION VALUES TABLE

                                                                                Value of Unexercised
                                                        Shares Underlying       In-the-Money Options
                                    Option             Unexercised Options        Held at Dec. 31,
                              Exercises in 2000       Held at Dec. 31, 2000           2000(/2/)

                             Shares
                           Underlying     Value
  Name                      Options   Realized(/1/) Exercisable Unexercisable Exercisable Unexercisable
-------------------------------------------------------------------------------------------------------
  C. O. Holliday, Jr.           --           --       702,051     1,368,269   $  179,990        --

  R. R. Goodmanson              --           --        49,999       247,001          --         --

  G. M. Pfeiffer                --           --        81,424       110,303      100,828        --

  S. J. Mobley               21,200     $559,150      240,631       133,669    3,079,038        --

  J. A. Miller, Jr. (/3/)    10,300      274,881      241,031       117,069    3,220,119        --


(1) Represents the pre-tax gain, the difference between the market value of the option shares on the date of exercise and the exercise price.

(2) Represents the closing price for DuPont Common Stock on December 31, 2000 of $48.3125 less the exercise price for all outstanding exercisable and unexercisable options for which the exercise price is less than the closing price. Exercisable options have been held at least one year from the date of grant (or six months in the case of reload options) and have met applicable stock price hurdles. Unexercisable options have either not met the applicable vesting requirements or price hurdles.

(3) J. A. Miller, Jr. ceased being an executive officer of the Company effective February 15, 2001 in connection with his announced retirement.

                            Employment Arrangement

The Company generally does not enter into employment agreements with executive officers. However, in connection with R. R. Goodmanson's joining the Company effective May 1, 1999 as a mid-career hire in the position of Executive Vice President, the Company agreed to provide him with a guaranteed annual salary and bonus of $1,150,020 through December 2001, enhanced severance payments in the event of termination by the Company before May 1, 2004 based on two years' salary at termination plus two times the value of Mr. Goodmanson's last annual variable compensation grant, and other compensation as reflected in the Summary Compensation Table on page 17.

                         Stock Performance Information


The following graph presents the cumulative, five-year total return for DuPont Common Stock compared with the S&P 500 Stock Index and a peer group of companies. DuPont has used this peer group for several years to compare compensation for senior management, and two of the nine companies are direct competitors. The peer group companies are: Dow, Eastman Kodak, ExxonMobil, Ford, General Electric, International Business Machines, Minnesota Mining and Manufacturing, Union Carbide and Xerox.

                                        [GRAPH]

                  1995       1996       1997      1998      1999     2000

DuPont........... $100      $138.4     $180.4    $162.8    $207.0   $156.4
S&P 500..........  100       123.0      164.0     210.8     255.2    231.9
Peer Group.......  100       134.3      182.0     258.0     325.5    306.3

The graph assumes that the value of DuPont Common Stock, the S&P 500 Stock Index, and the peer group of companies was each $100 on December 31, 1995 and that all dividends were reinvested. The peer group is weighted by market capitalization.

                              Retirement Benefits


Retirement benefits for DuPont employees under the DuPont Pension and Retirement Plan are based on an employee's years of service and average monthly pay during the employee's three highest-paid years. "Average monthly pay" includes regular compensation and 100% of annual variable compensation payments, but excludes other bonuses and compensation over the limits imposed by the Internal Revenue Code. The Internal Revenue Code limits the amount of annual benefits that can be paid from the pension trust. Retirement benefits in excess of these limitations are paid from the Company's general revenues under separate, nonfunded pension restoration plans.


                                    Estimated Annual Retirement
                                   Benefits Based on Service of:

    ---------------------------------------------------------------------------------
       Salary and
        Variable
      Compensation       30 Years         35 Years         40 Years         45 Years
    ---------------------------------------------------------------------------------
      $  550,000        $  239,000       $  280,000       $  321,000       $  362,000
    ---------------------------------------------------------------------------------
       1,100,000           486,000          568,000          651,000          733,000
    ---------------------------------------------------------------------------------
       1,650,000           734,000          857,000          981,000        1,105,000
    ---------------------------------------------------------------------------------
       2,200,000           981,000        1,146,000        1,311,000        1,476,000
    ---------------------------------------------------------------------------------
       2,750,000         1,229,000        1,435,000        1,641,000        1,847,000
    ---------------------------------------------------------------------------------
       3,300,000         1,476,000        1,723,000        1,971,000        2,218,000


The table above illustrates the straight life annuity amounts payable under the DuPont Pension and Retirement Plan and pension restoration plans to DuPont employees retiring at age 65 in 2001. As of normal retirement age (65), the years of service credited for retirement benefits for active DuPont employees named in the Summary Compensation Table on page 17 would be as follows: 43 years for C. O. Holliday, Jr., 13 years for R. R. Goodmanson, 40 years for
G. M. Pfeiffer, 38 years for S. J. Mobley and 41 years for J. A. Miller, Jr.

                  2 - RATIFICATION OF INDEPENDENT ACCOUNTANTS

Article III, Section 5, of the Bylaws provides that it shall be the duty of the Audit Committee to employ, subject to stockholder ratification at each annual meeting, independent accountants to audit the books of account, accounting procedures and financial statements of the Company for the year and to perform such other duties as prescribed from time to time by the Audit Committee. On April 26, 2000, the stockholders ratified the appointment by the Audit Committee of PricewaterhouseCoopers LLP (PwC) to perform the functions assigned to it in accordance with the Bylaws.

PwC has served as independent accountants of the Company continuously since 1954. It is believed that its knowledge of the Company's business gained through this period of service is most valuable. Partners and employees of the firm who work on the Company's account are periodically changed, thus giving the Company the benefit of new thinking and approaches in the audit area.

During 2000, PwC audited the Company's annual consolidated financial statements and those of a significant majority of its subsidiaries, reviewed financial information in filings with the Securities and Exchange Commission and other regulatory agencies, and provided various nonaudit services, including benefit plan administration services, tax services and other business advisory services. When appropriate, the Company seeks competitive bids for nonaudit services.
Fees for services provided by PwC were as follows:

 Audit Fees                                                  $7 million
 Financial Information Systems
 Design & Implementation Fees                                   None
 All Other Fees                                             $30 million

Subject to ratification by the holders of DuPont Common Stock, the Audit Committee has reemployed PwC as independent accountants to audit the Company's consolidated financial statements for the year 2001 and to render other services as required of them.

Representatives of PwC are expected to be present at the meeting and will have an opportunity to address the meeting and respond to appropriate questions.

The Board of Directors recommends that you vote "FOR" the following resolution:

RESOLVED: That the action of the Audit Committee in employing
PricewaterhouseCoopers LLP as independent accountants for the year 2001 to perform the functions assigned to them in accordance with Article III, Section 5, of the Bylaws of E. I. du Pont de Nemours and Company hereby is ratified.

                           3 - STOCKHOLDER PROPOSAL
                         ON POLITICAL NONPARTISANSHIP

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, DC, owner of 300 shares of DuPont Common Stock, has given notice that she will introduce the following resolution and statement in support thereof:

RESOLVED: That the stockholders of DuPont, assembled in Annual Meeting in person and by proxy, hereby recommend that the Corporation affirm its political nonpartisanship. To this end the following practices are to be avoided:

(a) The handing of contribution cards of a single political party to an employee by a supervisor.

(b) Requesting an employee to send a political contribution to an individual in the Corporation for a subsequent delivery as part of a group of contributions to a political party or fund raising committee.

(c) Requesting an employee to issue personal checks blank as to payee for subsequent forwarding to a political party, committee or candidate.

(d) Using supervisory meetings to announce that contribution cards of one party are available and that anyone desiring cards of a different party will be supplied one on request to his supervisor.

(e) Placing a preponderance of contribution cards of one party at mail station locations.

                            Stockholder's Statement

REASONS: The Corporation must deal with a great number of governmental units, commissions and agencies. It should maintain scrupulous political neutrality to avoid embarrassing entanglements detrimental to its business. Above all, it must avoid the appearance of coercion in encouraging its employees to make political contributions against their personal inclination. The Troy (Ohio) News has condemned partisan solicitation for political purposes by managers in a local company (not DuPont). And if the Company did not engage in any of the above practices to disclose this to ALL shareholders in each quarterly report. Last year the owners of 36,952,400 shares, representing approximately 5.6% of shares voting, voted FOR this resolution.

If you AGREE, please mark your proxy FOR this resolution.

                      Position of the Board of Directors

                            The Board of Directors
                           recommends that you vote
                           "AGAINST" this proposal.

DuPont's policy is that no overt or indirect pressure in any form is to be directed toward employees to make any political contribution or participate in the support of a political party or the political candidacy of any individual. At the same time, employees are encouraged to exercise their responsibilities as citizens and to vote and be involved in the political process.

The Board believes that the Company's policy goes further than the proposal and accomplishes the purpose of the proposal to avoid coercion of employees and embarrassment to the Company.

                           4 - STOCKHOLDER PROPOSAL
                             ON EMPLOYMENT MATTERS

Thomas T. Gniewek, Jr. of 123 Norwood Drive, Camden, Tennessee 38320, owner of 1,334 shares of DuPont Common Stock, has given notice that he will introduce the following resolution and statement in support thereof:

RESOLVED: Stockholders request the Board of Directors prepare a report, at reasonable cost and excluding confidential information, to be made available to shareholders four months from the date of the annual meeting on our progress in response to the Glass Ceiling Commission's business recommendations including a review of:

(1) Steps Company has taken to use the Glass Ceiling Commission Report and management's recommendations flowing from it.

(2) Company-wide policies addressing leadership development, employee mentoring, workforce diversity initiatives and family friendly programs.

(3) Explanations of how executive compensation packages and performance evaluations integrate Company efforts in breaking the glass ceiling.

(4) The top one hundred or one percent of Company wage earners broken down by gender.

                            Stockholder's Statement

The term "glass ceiling" was first used in a 1985 Wall Street Journal article to describe an artificial barrier to the advancement of women into corporate management positions. Senator Robert Dole introduced the Glass Ceiling Act, as part of Title II of the Civil Rights Act of 1991. President Bush signed the 1991 Civil Rights Act establishing a bipartisan twenty-nine member Glass Ceiling Commission. The Commission was charged with preparing recommendations on the glass ceiling issue for the President and corporate leaders.

In 1991, then Secretary of Labor Lynn Martin completed the Glass Ceiling Initiative Report. Senator Dole praised the report, "[this] confirm[s] what many of us have suspected all along--the existence of invisible, artificial barriers blocking women and minorities from advancing up the corporate ladder to management and executive level positions" and "for this Senator, the issue boils down to ensuring equal access and equal opportunity."

Chairperson of the Glass Ceiling Commission Robert Reich stated, "The glass ceiling is not only an egregious denial of social justice that affects two-thirds of the population, but a serious economic problem that takes a huge financial toll on American business." And ". . . we need to attract and retain the best, most flexible workers and leaders available, for all levels of the organization."

The stated vision of the Glass Ceiling Commission is "a national corporate leadership fully aware that shifting demographics and economic restructuring make diversity at management and decision making levels a prerequisite for the long term success of the United States in domestic and global market places." The report revealed that women made up 47.5 percent of the total workforce and earned over half of all Masters degrees, yet 95 percent of senior-level managers remain men. Women today earn about $.72 for every dollar earned by men.

The Glass Ceiling Commission Report, released in 1995, confirms inclusiveness in the workplace has had a positive impact on the bottom line. A 1993 study of the Standard and Poor 500 companies revealed, ". . . firms that succeed in shattering their own glass ceiling racked up stock-market records that were really two and one half times better than otherwise comparable companies."

We believe top management positions should more closely reflect the people in the workforce and marketplace if our Company is going to remain competitive.

                       Position of the Board of Directors

                             The Board of Directors
                            recommends that you vote
                            "AGAINST" this proposal.

DuPont shares a commitment to diversity in the composition of its workforce. This commitment is grounded in the knowledge that diversity makes DuPont a better, more competitive company. DuPont recognizes that a diverse workforce generates diverse thinking and new and different perspectives, which result in the innovative products and services the Company offers.

DuPont has long been considered a leader in the area of workplace diversity and its efforts have been well publicized. In addition, the Company has earned international recognition for its pioneering race and gender awareness programs, recruitment efforts, mentoring and leadership development initiatives, and policies for working parents. The Company has made continuing progress in recruiting, hiring, developing and promoting white women and people of color. DuPont remains committed to further enhancing and expanding these efforts.

The composition of the Company's workforce and DuPont's sustained commitment to diversity are evidence of the effectiveness of the Company's efforts to ensure fair treatment of all individuals in hiring and advancement. The Board therefore believes that the Company is addressing the objectives of the proposal.

                            5 - STOCKHOLDER PROPOSAL
                                ON PLANT CLOSURE

The International Brotherhood of DuPont Workers, P.O. Box 16333, Louisville, Kentucky, owner of 60 shares of DuPont Common Stock, has given notice that it will introduce the following resolution and statement in support thereof:

RESOLVED: That the stockholders of E. I. du Pont de Nemours and Company, assembled in annual meeting and by proxy, hereby request that the Board of Directors consider the following nonbinding proposal: That it create a committee, with members drawn from the employee work force of DuPont, the union leadership of DuPont, the management of DuPont, and any necessary independent consultants, to report to the Board of Directors regarding the impact to communities as a result of the closure of DuPont plants and alternatives that can be developed to help mitigate the impact of such closure in the future.

                            Stockholder's Statement

DuPont continues to close or sharply reduce the size of a great number of its plants across the United States. Over the last decade, total U.S. employment has been cut from about 100,000 to just over 56,000.

Employees who lost their jobs as a result of these plant closures had often been with DuPont for many years. Yet once terminated, these employees could expect to receive a pension reduced 5% for each year they were under the age of 58 and 5% for each year of service less than 27. In short, pensions were slashed and the communities the plants were located in were devastated.

Astonishingly, the original writers of the pension plan did not envision plant closures as a likely occurrence. Indeed, the plan summary, as written in 1979, states that it was "very unlikely" that an employee would be forced into retirement because of a severe downturn in business or a plant shutdown. For this reason, it was envisioned that reductions in pension would occur only when an employee voluntarily retired or where an employee was terminated for cause. Yet it is plant reductions and closures that have caused such dramatic reductions in employment since the mid-1980's. And because of the harsh impact of such a layoff on an employee's pension, the communities in which the plants are located have suffered accordingly.

There are other, equally substantial costs to the community when a plant is closed. In a number of locations there have been environmental issues that have made it virtually impossible for a closed plant to be put to productive use. The community is left with not only an eyesore, but one that cannot be put to use for substantial economic benefit. The buildings simply remain, undergoing gradual deterioration.

DuPont often concludes that it has no option but to close a plant, particularly those in its old line industries such as fibers and chemicals. For this reason, it is imperative that attention be paid to the impact of these closures on the communities in which the plants are located. Establishing the proposed committee will be a first step toward understanding and dealing with future plant closings.

This proposal was voted on at the 2000 Annual Meeting and received support from 9.5% of the shareholders who voted. It warrants the support of all shareholders.

                       Position of the Board of Directors

                             The Board of Directors
                            recommends that you vote
                            "AGAINST" this proposal.

DuPont shares the proponent's desire to minimize the potential impact on employees and communities where a plant reduction or closure occurs. In the limited circumstances where reduction or closure of a DuPont facility has been necessary, DuPont has worked closely with local community leaders, union representatives and other affected parties to address concerns. The Board of Directors believes it already receives appropriate information about plant closings and reductions, and therefore believes the proposed report to the Board is unnecessary.

DuPont provides a wide range of resources and benefits to employees impacted by a plant closure or reduction. Employment opportunities at other DuPont facilities are communicated to employees so they can take advantage of such positions if they wish to continue their employment with the Company at another location. If employees do not continue employment with DuPont at another facility, the Company offers a comprehensive separation package, including, among other benefits, Career Transition Financial Assistance. In addition to severance payments, outplacement assistance, education and retraining grants of up to $5,000 per employee and continuation of health care benefits are provided for a transition period.

It is the Company's practice to provide the community affected by a plant closure or reduction with significant advance notice of the decision, and to communicate and work closely with community leaders to help minimize any impact the reduction or closure may have on the community at large.

                          6 - STOCKHOLDER PROPOSAL ON
                       INTERNATIONAL WORKPLACE STANDARDS

The International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, NW, Washington, DC, owner of 90 shares of DuPont Common Stock, has given notice that it will introduce the following resolution and statement in support thereof:

RESOLVED: That the Board of Directors of E. I. du Pont de Nemours and Company (DuPont) shall adopt, implement and enforce the workplace Code of Conduct
(Code) as based on the International Labor Organization's (ILO) Conventions 29, 87, 98, 100, 105, 111, 135 and 138 on workplace human rights, which include:

- No use of child labor.
- No discrimination or intimidation in employment. DuPont shall provide equality of opportunity and treatment regardless of race, color, sex, or other distinguishing characteristics.
- All workers have the right to form and join unions and to bargain collectively.
- Workers' representatives shall not be subject to discrimination and have access to all workplaces necessary in carrying out their representation functions.
- No use of forced, including bonded or voluntary prison, labor. Employment shall be freely chosen.

                            Stockholder's Statement

As a global institution, DuPont and its international operations and sourcing arrangements are exposed to sundry risks. Adoption of this proposal manages the risk of being a party to serious human rights violations in the workplace.

DuPont operates or has business relationships in a number of countries, including China, Indonesia and Thailand, where, the U.S. State Department, Amnesty International, and/or Human Rights Watch indicate law and/or public policy do not adequately protect human rights. To wit:

Thailand: "Forced labor and illegal child labor also remain problems." (1999 Country Reports on Human Rights Practices: Thailand, U.S. Department of State)

Indonesia: "Reports of violence against women, including rape, were received throughout the year. In some cases women were raped or held in sexual slavery in retaliation for the political activities of their male relatives. There were persistent reports of sexual violence against women in refugee camps in West Timor." (Amnesty International Annual Report 2000: Indonesia)

China: "Violence against women, including coercive family planning practices-- which sometimes include forced abortion and forced sterilization; prostitution; discrimination against women; trafficking in women and children; abuse of children; and discrimination against the disabled and minorities are all problems. The Government continued to restrict tightly worker rights, and forced labor in prison facilities remains a serious problem. Child labor persists." (1999 Country Reports on Human Rights Practices: China, U.S. Department of State)

The success of DuPont's operations depends on consumer and governmental good will. Brand name is a significant asset. DuPont benefits from adopting and enforcing the Code ensuring that it isn't associated with human rights violations. This protects DuPont's brand names and/or its relationships with customers and the numerous governments under which DuPont operates and with which it does business.

Additionally, institutional investors are increasingly concerned with the impact of company workplace practices on shareholder value. Several of the world's largest pension funds have adopted responsible contractor and workplace practice guidelines. Adopting the Code increases attractiveness to the institutional investor community.

The shareholders urge the Board to issue annual reports on the status of DuPont's adoption, implementation and enforcement of the above-stated code.

                       Position of the Board of Directors

                             The Board of Directors
                            recommends that you vote
                            "AGAINST" this proposal.

DuPont is committed to conducting its business affairs with the highest ethical standards, and works diligently to be a respected corporate citizen throughout the world. The Company has had in place for many years an Ethics Policy, Mission Statement and Code of Business Conduct addressing many of the issues covered in the standards proposed for adoption. These corporate policies and procedures are applicable to all employees in all DuPont businesses around the globe.

The Company's Business Conduct Guide, for example, emphasizes the responsibility of each employee to comply with all applicable laws and stresses the Company's zero tolerance policy on discrimination and harassment. The Ethics Policy requires employees to confirm on an annual compliance statement that they have conducted business in accordance with the Company's standards.

The proposal also calls for a series of annual reports on the status of the adoption, implementation and enforcement of the proposed code. This data gathering and report preparation would duplicate many aspects of the annual compliance statements and would thus impose a significant and unnecessary cost on the Company without providing shareholders or employees with any additional benefit.

The Company is supportive of the general intent of the proposal and similar international workplace standards suggested by other organizations for adoption. The Company reviews on an ongoing basis codes offered by a wide variety of organizations, and examines its own policies and practices in light of the provisions of the proposed codes. The Company also meets with advocates of codes to explore issues of mutual concern. These efforts will continue. The Company therefore believes adoption of the proposed code is unnecessary.

                                 Other Matters

The Board of Directors knows of no other proposals that may properly be presented for consideration at the meeting but, if other matters do properly come before the meeting, the persons named in the proxy will vote your shares according to their best judgment.

                                  APPENDIX "A"

                      E. I. DU PONT DE NEMOURS AND COMPANY

                            AUDIT COMMITTEE CHARTER

I. PURPOSE

   The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to

    1) Monitoring the quality, reliability and integrity of the Company's external financial reporting process;

    2) The adequacy of the Company's internal controls particularly with respect to the Company's compliance with legal and regulatory requirements and corporate policy; and

    3) The independence and performance of the Company's independent accountants, who shall be ultimately accountable to the Audit Committee and the Board of Directors.

II. RESPONSIBILITIES

The Audit Committee's responsibilities shall include:

 . Subject to shareholder approval, nominating, employing and replacing the independent accountants to audit the financial statements of the Company.

 . Reviewing and appraising the audit efforts of the Company's independent accountants.

 . Ensuring that the independent accountants submit, at least annually, to the Audit Committee a formal, written statement delineating all relationships between the independent accountants and the Company. The Audit Committee is responsible for actively engaging in a dialogue with the independent accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountants. As appropriate, the Audit Committee shall recommend that the Board of Directors take appropriate action in response to the independent accountants' report to satisfy itself of their independence.

 . Reviewing with management and the independent accountants the audited financial statements to be included in the Company's Annual Report on Form 10-K. Such review shall include discussing with the independent accountants those matters required to be discussed under generally accepted auditing standards.

 . Reviewing with management and the independent accountants the Company's financial information to be included in its quarterly reports on Form 10-Q prior to filing such reports with the Securities and Exchange Commission. Such review shall include discussing with the independent accountants those matters required to be discussed under generally accepted auditing standards. The Chair of the Audit Committee, or the Chair's designee, may represent it for the purposes of the review with management and the independent accountants.

 . Reviewing and appraising the audit efforts of the Company's Internal Audit organization.

 . Meeting with management periodically to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

 . Approving the appointment or removal of the Vice President and General
  Auditor.

 . Providing an open avenue of communication among and individually with the independent accountants, financial and senior management, the Internal Audit organization, and the Board of Directors, and taking appropriate actions resulting from this interaction.

 . Reviewing and assessing the adequacy of this Charter on an annual basis and recommending changes, if any, to the Board of Directors.

III. COMPOSITION

   The Audit Committee shall be comprised of at least three independent directors each of whom shall be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All of the members of the Audit Committee shall be financially literate or become so within a reasonable period of time after his or her appointment to the Audit Committee. At least one member of the Committee should have accounting or related financial management expertise.

   The members of the Audit Committee shall be elected by the Board at the annual organizational meeting of the Board. The members of the Audit Committee shall serve until their successors shall be duly elected and qualified.

   The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise it. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent accountants to attend a meeting of or to meet with any members of, or consultants to, the Audit Committee.

IV. MEETINGS

   The Committee shall meet at least four times annually. As part of its job to foster open communication, the Committee shall meet at least annually with management, the Vice President and General Auditor and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately.

V. LIMITATION OF DUTIES

   While the Audit Committee has the responsibilities and powers set forth in the Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete, accurate and in accordance with generally accepted accounting principles. This is the responsibility of management and the independent accountants. It is not the duty of the Audit Committee to investigate or resolve disagreements, if any, between management and the independent accountants or to assure compliance with laws, regulations and the Company's Business Conduct Guide.

Adopted June 2000

                      DIRECTIONS TO THE PLAYHOUSE THEATRE

From Philadelphia on I-95 South

1. Follow I-95 South to Wilmington.

2. From right lane take Exit 7A marked "52 South, Delaware Ave."

3. Follow exit road (11th Street) marked "52 South, Business District".

4. Continue on 11th Street bearing left through Delaware Avenue intersection to parking.

5. The Playhouse Theatre is in the Hotel du Pont Building.

From Baltimore on I-95 North

1. Follow I-95 North to Wilmington Exit 7 marked "Route 52, Delaware Avenue".

2. From right lane take Exit 7 onto Adams Street.

3. At the third traffic light on Adams Street, turn right onto 11th Street.

4. Follow 11th Street marked "52 South, Business District", bearing left through Delaware Avenue intersection to parking.

5. The Playhouse Theatre is in the Hotel du Pont Building.

                                     [MAP]

                                 www.dupont.com




[LOGO OF RECYCLED PAPER] Printed On Recycled Paper

P
R
O    [LOGO]
X
Y                           PROXY/VOTING INSTRUCTION CARD
                     E. I. DU PONT DE NEMOURS AND COMPANY
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints C. J. Crawford, C. O. Holliday, Jr., and
C. M. Vest, or any of them, each with power of substitution, as proxies for the undersigned to vote all shares of Common Stock of said Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on April 25, 2001, and any adjournments thereof, as hereinafter specified and, in their discretion, upon such other matters as may properly come before the meeting. The undersigned hereby revokes all proxies previously given.

As described on page 1 of the proxy statement, this proxy also provides voting instructions for shares held for the account of the undersigned in certain employee savings plans. A trustee for each plan will vote these shares as directed provided your voting instruction is received by April 19, 2001. A trustee for an employee savings plan may vote in its discretion all shares held in the plan for which no voting instructions are received. Other shares owned by you will be voted only if you sign and return a proxy card, vote by Internet or telephone, or attend the meeting and vote by ballot.

On matters for which you do not specify a choice, your shares will be voted in accordance with the recommendation of the Board of Directors.


                                                    (Change of Address/Comments)
Nominees for the Election of Directors are:
-------------------------------------------     --------------------------------
01. A. J. P. Belda       08. G. Lindahl
02. C. J. Crawford       09. M. Naitoh          --------------------------------
03. L. C. Duemling       10. W. K. Reilly
04. E. B. du Pont        11. H. R. Sharp, III   --------------------------------
05. C. O. Holliday, Jr.  12. C. M. Vest
06. D. C. Hopkins                               --------------------------------
07. L. D. Juliber                               (If you have written in the
                                                above space, please mark the
                                                corresponding box on the
                                                reverse side of this card)


  Your shares will not be voted unless you vote by internet or telephone as described on the reverse side, or sign and return this card
--------------------------------------------------------------------------------
      FOLD AND DETACH HERE - IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL


                           E. I. DU PONT DE NEMOURS
                                 AND COMPANY

                        Annual Meeting of Stockholders

                                April 25, 2001
                                  10:30 a.m.

                            The Playhouse Theatre
                               DuPont Building
                              1007 Market Street
                             Wilmington, Delaware

[X]Please mark your
   votes as in this
   example.

When properly executed this proxy will be voted in the manner directed herein.
  If no direction is made, this proxy will be voted FOR proposals 1 and 2 and
                        AGAINST proposals 3 through 6.

The Board of Directors recommends a vote "FOR" Board proposals 1 and 2.
------------------------------------------------------------------------

                                FOR             WITHHELD
1. On Election                  [ ]               [ ]
of Directors.
(see reverse)

2. On Independent Accountants   FOR             AGAINST         ABSTAIN
                                [ ]               [ ]             [ ]


To withhold authority to vote for any nominee, specify name below:

-------------------------------------------------------

The Board of Directors recommends a vote "AGAINST" the following stockholder proposals.

3. On Political Nonpartisanship  FOR             AGAINST         ABSTAIN
                                 [ ]               [ ]             [ ]

4. On Employment Matters         FOR             AGAINST         ABSTAIN
                                 [ ]               [ ]             [ ]


5. On Plant Closure              FOR             AGAINST         ABSTAIN
                                 [ ]               [ ]             [ ]


6. On International Workplace    FOR             AGAINST         ABSTAIN
   Standards                     [ ]               [ ]             [ ]


Send Annual Meeting Ticket [ ]

Discontinue Annual Report Mailing for this Account [ ]

Change of Address/Comments [ ]


SIGNATURE(S)_________________________________________ DATE___________________
When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation, sign the full corporate name by duly authorized officer.
--------------------------------------------------------------------------------
      FOLD AND DETACH HERE - IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL


                        VOTE BY INTERNET OR BY TELEPHONE
                 Quick & Easy - 24 hours a day, 7 days a week
DuPont encourages stockholders to take advantage of two cost-effective and convenient alternatives to vote your shares-by Internet or telephone.

  Log onto the Internet and type: http://www.eproxyvote.com/dd
  . Have this proxy form ready and follow the simple instructions on the web site.
  . You will be able to elect to access future Annual Meeting proxy materials via the Internet.

On a touch-tone phone, call toll-free 1-877-779-8683 (outside the US and Canada, call collect 201-536-8073) and you will hear these instructions:
  . Enter the last four digits of your social security number; and . Enter the control number from the box above (just below the perforation on the proxy card.)
  .  You will then have two options:
     OPTION 1: to vote as the Board of Directors recommends for all proposals;
     or
     OPTION 2: to vote on each proposal separately.
  .  Your vote will be repeated and you will be asked to confirm it.

Internet or telephone voting provides the same authorization to vote your shares as if you marked, signed, dated and returned the proxy/voting instruction card. If you vote by Internet or telephone, please do no mail your proxy card.
------------------------------------------------------------------------

                             THANK YOU FOR VOTING.

                     E. I. du Pont de Nemours and Company

                         2001 Telephone Voting Script

             ----------------------------------------------------
                  Toll Free: 1-877-PRX-VOTE or 1-877-779-8683
             ----------------------------------------------------


1. Welcome to the electronic voting system. Please have your proxy card or voting instruction sheet or ballot available before voting.

2. Enter the Voter Control Number as it appears on the card followed by the pound sign.

3.   One moment please while we verify your information.

4. Enter the last four digits of the U.S. Social Security number or the U.S. taxpayer identification number for this account followed by the pound sign.

5.   The company that you are voting is E. I. du Pont de Nemours and Company.

6. Your vote is subject to the same terms and authorizations as indicated on the proxy card. It also authorizes the named proxies to vote according to the instructions at the meeting of the stockholders.

7. To vote all proposals in accordance with the recommendations of the Board of Directors, press 1. If you wish to vote on one proposal at a time, press 2.
          If 1, go to Playback.
                      --------
          If 2, go to 8.

8. Item #1. To vote for Election of Directors press 1. To withhold from all nominees press 2. To withhold from individual nominees press 3.
          If 1, go to 9.
          If 2, go to 9.
          If 3, go to Director Exception.
                      ------------------

               -----------------------------------------------------------------
               Director Exception
               ------------------
               Enter the 2-digit number next to the nominee from whom you would like to withhold your vote followed by the pound key. Or if you have completed voting on directors, press the pound key again.
                    If pound key entered twice, go to the next item.
                    If valid nominee number, go to Next Nominee.
                                                   ------------

               Next Nominee
               ------------
               To withhold your vote from another nominee, enter the 2-digit number next to the nominee followed by the pound key, or if you have completed voting on directors press the pound key again.
                    If pound key entered twice, go to the next item.
                    If valid nominee number, go to Next Nominee.
                                                   ------------

               Invalid Nominee Number
               ----------------------
               You have entered an invalid nominee number
                    (Go to Next Nominee.)
                           ------------
              ------------------------------------------------------------------

9. Item #2. To vote for Independent Accountants, press 1; against, press 2; abstain, press 3.
          If 1, go to 10.
          If 2, go to 10.
          If 3, go to 10.

10. Item #3. To vote for Political Nonpartisanship, press 1; against, press 2; abstain, press 3.
          If 1, go to 11.
          If 2, go to 11.
          If 3, go to 11.

11. Item #4. To vote for Employment Matters, press 1; against, press 2; abstain, press 3.
          If 1, go to 12.
          If 2, go to 12.
          If 3, go to 12.

12. Item #5. To vote for Plant Closure, press 1; against, press 2; abstain, press 3.
          If 1, go to 13.
          If 2, go to 13.
          If 3, go to 13.

13. Item #6. To vote for International Workplace Standards, press 1; against, press 2; abstain, press 3.
          If 1, go to 14.
          If 2, go to 14.
          If 3, go to 14.

14. If you would like for us to send an Annual Meeting Ticket, press 1. If not, press 2.
          If 1, go to 15.
          If 2, go to 15.

15. If you would like to discontinue mailing an annual report to this account, press 1. If not, press 2.
          If 1, go to 16.
          If 2, go to 16.

16.  You have cast your vote as follows:

          ----------------------------------------------------------------------
          Playback (Playback the appropriate vote for this proxy card.)
          --------
          ----------------------------------------------------------------------
          Default Playback
          ----------------
          You have voted in the manner recommended by the Board of Directors.

          Director Proposal Playback
          --------------------------
          Voted for all nominees: Item #. You have voted for all nominees.
          ----------------------

          Withhold from all nominees: Item #. You have voted to withhold your
          --------------------------
          vote from all nominees.

          Withhold from individual nominees: Item #. You have voted for all
          ---------------------------------
          nominees except for the following nominee numbers

          For/Against/Abstain Proposal Playback
          -------------------------------------
          Item # (For/Against/Abstain)
          ----------------------------------------------------------------------

17.  To Confirm your vote, press 1. To cancel your vote, press 2.
          If 1, go to 19.
          If 2, go to 18.

18. Your vote has been cancelled. If you wish to vote another card, press 1. Otherwise, please hang up and mark, sign, and return your card in the envelope provided. Thank you for calling.

19. Your vote has been successfully recorded. It is not necessary for you to mail your card. If you wish to vote another card or change your vote, press
     1. Otherwise, please hang up. Thank you for voting.

              ------------------------------------------------------------------
               Invalid Control Numbers
               -----------------------
               We are unable to authenticate the information that you entered.

               No Key Pressed
               --------------
               Go to the same item (repeat three times); otherwise, go to Error.
                                                                          -----

               Invalid Number
               --------------
               Go to the same item (repeat three times); otherwise, go to Error.
                                                                          -----

               Error
               -----
               We are unable to process your request at this time. Thank you for calling.
                    (Call ends.)
              ------------------------------------------------------------------

[LOGO OF DU PONT]

The miracles of science

VOTE      Welcome!
BY NET
          Name Line
          Address Line
          City, State Zip Line

          e-mail address:
          ==========================

          ==========================


                                    Proceed

[LOGO OF DUPONT]
The miracles of science


                         PROXY/VOTING INSTRUCTION CARD
                     E. I. DU PONT DE NEMOURS AND COMPANY
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints C. J. Crawford, C. O. Holliday, Jr., and
C. M. Vest, or any of them, each with power of substitution, as proxies for the undersigned to vote all shares of Common Stock of said Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on April 25, 2001, and any adjournments thereof, as hereinafter specified and, in their discretion, upon such other matters as may properly come before the meeting. The undersigned hereby revokes all proxies previously given.

As described in the proxy statement, this proxy also provides voting instructions for shares held for the account of the undersigned in certain employee savings plans. A trustee for each plan will vote these shares as directed provided your voting instruction is received by April 19, 2001. A trustee for an employee savings plan may vote in its discretion all shares held in the plan for which no voting instructions are received. Other shares owned by you will be voted only if you sign and return a proxy card, vote by Internet or telephone, or attend the meeting and vote by ballot.

On matters for which you do not specify a choice, your shares will be voted in accordance with the recommendation of the Board of Directors.


                   The Board of Directors Recommends a Vote
                       "FOR" all Nominees for Director.
                               "FOR" Proposal 2.
                        "AGAINST" Proposals 3, 4, 5 and 6.
================================================================================
Check this box to cast your vote in accordance with the recommendations of the Board of Directors


The Board Recommends a Vote "FOR" all Nominees for Director.

                    For All Nominees              Withhold
                    Except As Noted               As To All
                         Below                    Nominees

1.   Election of Directors

Or, check the box for the Director(s) from whom you wish to withhold your vote:
          A. J. P. Belda           C. J. Crawford                L. C. Duemling

          E. B. du Pont            C. O. Holliday, Jr.           D. C. Hopkins

          L. D. Juliber            G. Lindahl                    M. Naitoh

          W. K. Reilly             H. R. Sharp, III              C. M. Vest

The Board Recommends a Vote "FOR" Proposal 2.

                                             For     Against     Abstain

2. On Independent Accountants


The Board Recommends a Vote "AGAINST" Proposals 3, 4, 5 and 6.

                                             For     Against     Abstain

3. On Political Nonpartisanship

                                             For     Against     Abstain

4. On Employment Matters

                                             For     Against     Abstain

5. On Plant Closure

                                             For     Against     Abstain

6. On International Workplace Standards

================================================================================
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     I will attend the Annual Meeting.

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The miracles of science

VOTE      Your proxy vote has been recorded as follows:
BY NET
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          1. Election of Directors


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          2. On Independent Accountants


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          3. On Political Nonpartisanship


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          4. On Employment Matters


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          5. On Plant Closure


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          6. On International Workplace Standards

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     The miracles of science

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